Exhibit 99.1

CONSENT OF

T. QUINN SPITZER, JR.

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of MacDermid Group, Inc. in the Registration Statement of MacDermid Group, Inc. on Form S-1 (including any and all amendments or supplements thereto) (File No. 333-175473) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

		By:	/s/ T. Quinn Spitzer, Jr.
		Name:	T. Quinn Spitzer, Jr.

Date:	May 2, 2012